Exhibit 99.1

NEWS RELEASE

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, PA 17059

FOR IMMEDIATE RELEASE

September 11, 2009

CONTACT:	Jody D. Graybill, President
(717) 436-2144

JAMES R. McLAUGHLIN ANNOUNCES RESIGNATION FROM

BOARD OF DIRECTORS

Mifflintown, PA – James R. McLaughlin, Chairman Emeritus of the Board and formerly President and Chief Executive Officer of First Community Financial Corporation and its wholly-owned subsidiary, The First National Bank of Mifflintown, announced his resignation as a member of the Board of Directors of the Corporation and the Bank, effective September 8, 2009, after almost 30 years of service to the organization.

Mr. McLaughlin joined The First National Bank of Mifflintown in 1980 as Vice President and Trust Officer and was named to the Board of Directors in 1980. He served as the Chief Executive Officer of the Corporation and the Bank from 1984 and as President of the Corporation and the Bank from 1989 until his retirement from those positions in January, 2006. He succeeded Samuel F. Metz as Chairman of the Board of the Corporation and the Bank upon Mr. Metz’s retirement in 2004 and served in that capacity until January, 2008.

“On behalf of the entire Board of Directors, we would like to thank Jim for his many years of service and dedication to the Bank”, said Jody Graybill, President of the corporation and the bank. “We are all grateful for the counsel and expert advice which Jim has provided to the Board. He will be greatly missed and we wish him well.”

First Community Financial Corporation, headquartered in Mifflintown, PA, is the bank holding company for The First National Bank of Mifflintown. The Bank provides services through 11 banking offices throughout Juniata and Perry Counties. As of June 30, 2009, the Bank had total assets of approximately $345 million and total deposits of approximately $286 million. Shareholder services can be contacted at telephone 717-436-2144, extensions 2102 or 2125 or by email at jskauffman@fnbmifflintown.com for questions about the Corporation’s stock or other related matters.